Exhibit 6.1

OPEN END CREDIT AGREEMENT

THIS OPEN END CREDIT AGREEMENT (this “Agreement”) is made effective the 29th day of October, 2014, between Derek T Diasti, Trustee of the Derek T Diasti Revocable Trust, (the “Lender”), and Sun Dental Holdings, LLC, a Florida limited liability company (the “Borrower”).

BACKGROUND

A.	Borrower has, from time to time, certain financial needs.

B.	Lender has, or has access to, sufficient funds to advance to Borrower.

C.	Lender is willing, from time to time, to advance funds to Borrower, on such terms as Lender and Borrower shall agree.

D.	Lender and Borrower desire to set out the terms and conditions pursuant to which Lender shall advance funds to Borrower.

NOW, THEREFORE, in consideration of the foregoing recitals which are hereby incorporated as a part of this Agreement, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Recitations. The above recitations are true and correct and are incorporated herein by reference.

2. Maximum Loan Amount. From time to time, Lender shall make available to Borrower up to the aggregate principal amount of Two Million Five Hundred Thousand and no/100 Dollars ($2,500,000) (the “Maximum Loan Amount”). Borrower may borrow from Lender all or part of such Maximum Loan Amount as Borrower may determine to be advisable on the terms and conditions as provided in this Agreement. The aggregate amount of advanced funds outstanding from time to time shall constitute a single obligation of Borrower to Lender.

3. Advances. Lender shall make advances of principal to Borrower from time to time hereafter up to the Maximum Loan Amount. The outstanding principal balance may decrease or increase from time to time as principal payments are made by Borrower, or as additional advances of principal are made by Lender to Borrower. Advances may be requested by Borrower in any reasonable manner, and all such advances shall be made solely in the discretion of Lender at such time that such request is made. Lender’s actual making of an advance pursuant to Borrower’s request shall constitute the consent of Lender to the terms of such request.

4. Interest on Advances. Each advance shall bear interest, compounded annually, from the date of such advance at Wall Street Journal Prime Rate in effect for such month in which the date of such advance occurs (the “Interest Rate”). The Interest Rate applicable to an advance shall be determined by reference to the Revenue Ruling (or other published guidance) issued by the United States Internal Revenue Service which details the applicable federal rates in effect for the month of such advance. Interest on each advance shall be due and payable annually on the anniversary date of such advance.

5. Payment on Demand. The amount of all outstanding advances of principal, together with unpaid interest accrued thereon, shall be due and payable upon demand of Lender.

6. Prepayment Refinancing. Borrower shall have the right to pay all or part of any outstanding amount advanced by Lender to Borrower without penalty, irrespective that such prepayment is effectuated through refinancing from a third party lender. Any prepayment shall be applied first to accrued interest and the balance to principal.

7. Financial Information of Borrower. Upon the reasonable request of Lender, Borrower shall, within thirty (30) days, furnish to Lender current financial statements, prepared in a manner using assumptions and formulae which have been consistently applied.

8. Insurance. While any sums advanced or interest thereon remains unpaid, Borrower, at the request of Lender, shall maintain reasonable insurance coverage on its tangible assets, whether real or personal, in accordance with good business judgment, and Borrower shall furnish Lender with statements of such coverage and any proposed increases or decreases in such coverage.

9. Encumbrances. Without Lender’s consent, which may not be unreasonably withheld, Borrower agrees not to create or permit any lien or other encumbrance to exist on Borrower’s tangible assets, whether real or personal, now owned or hereafter acquired, except for any lien or encumbrance which existed prior to the execution of this Agreement and liens for any taxes not then due and payable.

10. Term of Agreement.

(a) Termination Date. This Agreement shall terminate on the earlier of (i) October 28, 2017, as such date may be extended pursuant to the terms of this Section 10, and (ii) the effective date of any other termination or cancellation of Lender’s commitments to lend under, and in accordance with, this Agreement (the “Termination Date”).

(b) Extensions. Borrower may request that Lender extend the Termination Date (an “Extension Request”) to a date which is no later than the 364th day after the then-current Termination Date (the “Additional Period”). If Lender does not consent to the Extension Request within thirty (30) days of receipt of the same, the Extension Request shall be deemed denied. Borrower may make an Extension Request in any reasonable manner. Lender may accept, deny, or make proposed modifications to, any Extension Request in its sole discretion and shall provide notice of the same to Borrower in any reasonable manner. All other provisions of this Agreement, including those relating to the accrual of interest, shall continue to apply during any Additional Period.

(c) No Obligation to Extend. Borrower acknowledges that (i) Lender has not made any representations to Borrower regarding its intent to agree to Extension Requests, and (ii) Lender’s agreement to one or more Extension Requests shall not commit Lender to any additional Extension Requests.

(d) Outstanding Balances as of Termination. The principal and interest owing under any indebtedness made and arising pursuant to this Agreement shall immediately become due and payable as of the Termination Date, subject to any Extension Request for an Additional Period granted by Lender, without notice, presentment, demand, protest, or notice of protest of any kind, all of which are expressly waived by Borrower.

(e) Borrower’s Termination of Commitments. Without premium or penalty, and upon giving not less than three (3) business days prior notice to Lender, Borrower may permanently terminate this Agreement. Upon such termination, the principal and interest owing under any indebtedness made and arising pursuant to this Agreement shall immediately become due and payable without notice, presentment, demand, protest, or notice of protest of any kind, all of which are expressly waived by Borrower, as of the Termination Date. In its sole discretion, Lender may grant Borrower an Additional Period, as defined in this Section, in which to pay amounts owed as of the termination.

(f) Lender’s Termination of Commitments. Without premium or penalty to Borrower, and upon giving not less than ten (10) business days prior notice to Borrower, Lender may permanently terminate this Agreement. Upon such termination, the principal and interest owing under any indebtedness made and arising pursuant to this Agreement shall immediately become due and payable without notice, presentment, demand, protest, or notice of protest of any kind, all of which are expressly waived by Borrower, as of the Termination Date. In its sole discretion, Lender may grant Borrower an Additional Period, as defined in this Section, in which to pay amounts owed as of the termination.

11. Acceleration. The principal and interest owing under any indebtedness made and arising pursuant to this Agreement shall immediately become due and payable without notice, presentment, demand, protest, or notice of protest of any kind, all of which are expressly waived by Borrower, in the event that:

(a) Borrower, without prior written consent of Lender, defaults in the performance or observance of any of the covenants contained herein;

(b) Any sum payable on account of principal or interest is not be paid within twenty (20) days after it becomes due;

(c) Borrower becomes insolvent;

(d) Borrower becomes a debtor under the Federal Bankruptcy Code; or

(e) A petition or a proceeding for bankruptcy or for reorganization shall be filed against Borrower, where Borrower admits the material allegations thereof, or, an order, judgment or decree is made approving such petition, and such order, judgment or decree is not vacated or stayed within ninety (90) days of its entry, or, a receiver or a trustee is appointed for Borrower or its properties or any part thereof and remains in possession thereof for ninety (90) days.

12. Protection of Lender’s Rights. No delay or failure on the part of Lender in exercising any right, power or privilege pursuant to this Agreement shall affect such right, power or privilege; nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other right, power or privilege.

13. Security. In the event of default on the payment of any of the interest or principal on any loan pursuant to this Agreement, the same shall be due according to the terms set forth in this Agreement, or by acceleration pursuant to any of the provisions set forth in this Agreement, and Borrower will give Lender such security for the payment of the amounts due pursuant to the terms of this Agreement as Lender may reasonably demand, including, but without limiting the generality of the foregoing, a mortgage on real property, or a security interest in any tangible or intangible personal property, or, a legal or equitable interest therein then owned by Borrower.

14. Attorneys’ Fees. In the event that Borrower shall default in its obligations hereunder, any attorneys’ fees incurred by Lender to enforce Borrower’s compliance with the terms of this Agreement, plus any additional costs involved in such action, shall be paid by Borrower. Attorneys’ fees shall include, but not be limited to, fees and costs incurred in all matters of collection and enforcement, construction and interpretation, before, during and after suit, trial, proceedings and appears, as well as appearances in and connected with any bankruptcy proceedings or creditor’s reorganization or arrangement proceedings.

15. Governing Law and Binding Effect. This Agreement shall be construed in accordance with and governed by the laws of the State of Florida and shall be binding upon the parties hereto, their respective successors and assigns, but in no event shall Borrower have the right to assign any of its rights or obligations hereunder without the prior written consent of Lender.

16. Counterparts. This Agreement may be executed in several counterparts, each of which, and any electronic transmission of the same, will be deemed an original but all of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Open End Credit Agreement on the day and year first above written.

LENDER:

Derek T Diasti Revocable Trust

By:	/s/ Derek T Diasti
Name:	Derek T Diasti
Its:	Trustee

BORROWER:

Sun Dental Holdings, LLC a Florida limited liability company

By:	/s/ Derek T Diasti
Name:	Derek T Diasti
Its:	Manager

SIGNATURE PAGE